Exhibit 24

POWER OF ATTORNEY

I hereby appoint Charles Crimmel, Secretary Energy Services of America, and Jeffrey Cass and Benjamin Azoff of Luse Gorman, PC to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Mr. Crimmel in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on May 21, 2026.

By	/s/ Troy Taylor
Troy Taylor

In presence of	/s/ Veroneka Hamm

At	Huntington	WV
	City	State